As filed with the Securities and Exchange Commission on October 20, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tvardi Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-3175693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Sugar Creek Ctr. Blvd. Suite 525 Sugar Land, Texas	77478
(Address of Principal Executive Offices)	(Zip Code)

2018 Stock Incentive Plan

2025 Equity Incentive Plan

2025 Employee Stock Purchase Plan

(Full titles of the plans)

Imran Alibhai, Ph.D.

President and Chief Executive Officer

3 Sugar Creek Ctr. Blvd., Suite 525

Sugar Land, Texas 77478

(713) 489-8654

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Madison Jones Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to the Agreement and Plan of Merger and Reorganization, dated as of December 17, 2024 (the “Merger Agreement”), by and among Cara Therapeutics, Inc. (“Legacy Cara”), CT Convergence Merger Sub, Inc., a wholly owned subsidiary of Legacy Cara (“Merger Sub”), and Tvardi Therapeutics, Inc. (“Legacy Tvardi”), Merger Sub merged with and into Legacy Tvardi, with Legacy Tvardi surviving the merger as a wholly owned subsidiary of Legacy Cara (the “Merger”) on April 15, 2025 (the “Closing Date”). On the Closing Date, Legacy Cara changed its name to “Tvardi Therapeutics, Inc.” (the “Registrant,” “we,” “our,” or “us”).

In accordance with the Merger Agreement, upon the effective time of the Merger (the “Effective Date”), each outstanding stock option to purchase shares of Legacy Tvardi common stock (each a “Legacy Tvardi Option”) originally granted under Legacy Tvardi’s 2018 Stock Incentive Plan (the “2018 Plan”) was assumed by the Registrant and was converted into, and became, a stock option to purchase shares of common stock of the Registrant and the Registrant assumed the 2018 Plan.

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering: (i) 715,934 shares of common stock under the 2018 Plan; (ii) 935,554 shares of common stock under the Registrant’s 2025 Equity Incentive Plan; and (iii) 93,555 shares of common stock under the Registrant’s 2025 Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (“SEC”):

(a)	Quarterly Report on Form 10-Q for the period ended June 30, 2025, filed with the SEC on August 14, 2025;

(b)	Current Reports on Form 8-K, which were filed with the SEC on January 17, 2025, March 24, 2025, April 1, 2025, April 15, 2025 (as amended on May 13, 2025), May 13, 2025, June 9, 2025, July 14, 2025 and October 14, 2025 (except that, with respect to the foregoing Current Reports, any portions thereof which are furnished and not filed shall not be deemed incorporated by reference); and

(c)	the description of the Registrant’s Common Stock, which is registered under Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), described in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 11, 2025, including all amendments or reports filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our amended and restated certificate of incorporation, as amended (the “Charter”) limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to the corporation or our stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); or

•	transaction from which the directors derived an improper personal benefit.

Our Charter does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws (our “Bylaws”) provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification. We have obtained a directors’ and officers’ liability insurance policy.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on February 7, 2014).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation dated June 7, 2024 (First Authorized Shares Amendment) (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on June 7, 2024).

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation dated December 30, 2024 (First Stock Split Amendment) (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on December 30, 2024).

4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cara Therapeutics, Inc., dated April 15, 2025 (Second Stock Split Amendment). (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on April 15, 2025).

4.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cara Therapeutics, Inc., dated April 15, 2025 (Second Authorized Shares Amendment) (incorporated by reference from Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on April 15, 2025).

4.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cara Therapeutics, Inc., dated April 15, 2025 (Name Change Amendment) (incorporated by reference from Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on April 15, 2025).

4.7	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36279), filed with the SEC on November 14, 2024).

4.8	Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-192230), filed with the SEC on January 17, 2014).

5.1	Opinion of Cooley LLP.

23.1	Consent of Deloitte & Touche LLC, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1	Tvardi Therapeutics, Inc. 2018 Stock Incentive Plan, as amended (incorporated by reference from Exhibit 10.24 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

99.2	Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the Tvardi Therapeutics, Inc. 2018 Stock Incentive Plan (incorporated by reference from Exhibit 10.25 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

99.3	Form of Restricted Stock Agreement under the Tvardi Therapeutics, Inc. 2018 Stock Incentive Plan (incorporated by reference from Exhibit 10.26 to the Registrant’s Registration Statement on Form S-4 (File No. 333-283900), filed with the SEC on December 18, 2024).

99.4	Tvardi Therapeutics, Inc. 2025 Equity Incentive Plan (incorporated by reference from Exhibit 10.14 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on April 15, 2025).

99.5	Forms of Option Grant Notices, Option Agreements and Notices of Exercise under Tvardi Therapeutics, Inc. 2025 Equity Incentive Plan (incorporated by reference from Exhibit 10.15 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on April 15, 2025).

99.6	Form of Restricted Stock Unit Grant Notice and Award Agreement under Tvardi Therapeutics, Inc. 2025 Equity Incentive Plan (incorporated by reference from Exhibit 10.16 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on April 15, 2025).

99.7	Tvardi Therapeutics, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference from Exhibit 10.17 to the Registrant’s Current Report on Form 8-K (File No. 001-36279), filed with the SEC on April 15, 2025).

107	Filing Fee Table.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 20, 2025.

TVARDI THERAPEUTICS, INC.

By:	/s/ Imran Alibhai, Ph.D.
Imran Alibhai, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Imran Alibhai, Ph.D. and Dan Conn, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable Tvardi Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Imran Alibhai, Ph.D.	Chief Executive Officer and Director	October 20, 2025
Imran Alibhai, Ph.D.	(Principal Executive Officer)

/s/ Dan Conn, J.D., MBA	Chief Financial Officer	October 20, 2025
Dan Conn, J.D., MBA	(Principal Financial Officer)

/s/ Stephen O’Brien	Vice President, Finance and Corporate Controller	October 20, 2025
Stephen O’Brien	(Principal Accounting Officer)

/s/ Sujal Shah	Chairman	October 20, 2025
Sujal Shah

/s/ Wallace Hall	Director	October 20, 2025
Wallace Hall

/s/ Michael S. Wyzga	Director	October 20, 2025
Michael S. Wyzga

/s/ Cynthia Smith	Director	October 20, 2025
Cynthia Smith

/s/ Susan Shiff, Ph.D.	Director	October 20, 2025
Susan Shiff, Ph.D.